                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                        Wesley Jessen Visioncare, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                             [WESLEY JENSEN LOGO]
                            333 EAST HOWARD AVENUE
                       DES PLAINES, ILLINOIS 60018-5903
                           TELEPHONE: (847) 294-3000

                                                                 April 22, 1999

Dear Stockholder:

  You are cordially invited to attend the 1999 Annual Meeting of Stockholders (the "Annual Meeting") of Wesley Jessen VisionCare, Inc. (the "Company"), which is scheduled to be held on Wednesday, May 26, 1999, at 10:00 a.m. (Central time) at the Rosemont Suites Hotel, 5500 North River Road, Rosemont, Illinois 60018.

  At the meeting, we will report to you on current business conditions and recent developments at the Company. Members of the Board of Directors and our executive officers will be present to discuss the affairs of the Company with you.

  The Company has enclosed a copy of its 1998 Annual Report for the fiscal year ended December 31, 1998 with this letter, notice of annual meeting of stockholders and proxy statement. If you would like another copy of the 1998 Annual Report, please contact Ronald J. Artale, Vice President and Controller, and you will be sent one.

  It is important that your shares be represented and voted at the Annual Meeting, regardless of the size of your holdings. Accordingly, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed envelope to ensure your shares will be represented. If you do attend the Annual Meeting, you may, of course, withdraw your proxy should you wish to vote in person.

  We look forward to seeing you at the Annual Meeting.

                                          Sincerely,

                                          [KEVIN J. RYAN SIG LOGO]
                                          Kevin J. Ryan
                                          Chairman, President and
                                          Chief Executive Officer

                             [WESLEY JESSEN LOGO]
                            333 EAST HOWARD AVENUE
                       DES PLAINES, ILLINOIS 60018-5903
                           TELEPHONE: (847) 294-3000

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                               ----------------

                                 MAY 26, 1999

  The 1999 Annual Meeting of Stockholders of Wesley Jessen VisionCare, Inc., a Delaware corporation (the "Company"), is scheduled to be held on Wednesday, May 26, 1999, at 10:00 a.m. (Central time) (the "Annual Meeting"), at the Rosemont Suites Hotel, 5500 North River Road, Rosemont, Illinois 60018, for the purpose of:

    (1) Electing three (3) Class II Directors to serve until the annual meeting of stockholders in 2002 and until their successors are duly elected and qualified or until their earlier removal or resignation (the Board of Directors recommends a vote FOR the nominees named in the Company's Proxy Statement);

    (2) Approving an amendment to the Company's Stock Incentive Plan to increase the number of shares of Common Stock reserved thereunder from 800,000 to 1,800,000 (the Board of Directors recommends a vote FOR this proposal);

    (3) Ratifying the appointment of PricewaterhouseCoopers LLP as the independent accountants of the Company for the fiscal year ending December 31, 1999 (the Board of Directors recommends a vote FOR this proposal); and

    (4) Transacting such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

  The Board of Directors has fixed the close of business on April 16, 1999 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.

                                          By Order of the Board of Directors

                                          [EDWARD J. KELLEY SIG LOGO]
                                          Edward J. Kelley
                                          Secretary

April 22, 1999

  Enclosed with this Notice of Annual Meeting of Stockholders is a Proxy Statement and related proxy card with a return envelope. The Company's 1998 Annual Report for the fiscal year ended December 31, 1998 is also enclosed. The 1998 Annual Report contains financial and other information about the Company, but is not incorporated into the Proxy Statement and is not deemed to be a part of the proxy soliciting material.


 EVEN IF YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE PROMPTLY COMPLETE, SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. STOCKHOLDERS WHO ATTEND THE ANNUAL MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON IF THEY SO DESIRE.

                             [WESLEY JESSEN LOGO]
                            333 EAST HOWARD AVENUE
                       DES PLAINES, ILLINOIS 60018-5903
                           TELEPHONE: (847) 294-3000

                               ----------------

                                PROXY STATEMENT

                               ----------------

                   ANNUAL MEETING OF STOCKHOLDERS TO BE HELD
                                ON MAY 26, 1999

GENERAL

  This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Board") of Wesley Jessen VisionCare, Inc., a Delaware corporation (the "Company"), of proxies to be used at the annual meeting of stockholders of the Company scheduled to be held on May 26, 1999 (the "Annual Meeting"). This Proxy Statement and the related proxy card are being mailed to holders of the Company's common stock, par value $0.01 per share (the "Common Stock"), commencing on or about April 23, 1999.

  If the enclosed proxy card is executed and returned, the shares represented by it will be voted as directed on all matters properly coming before the Annual Meeting for a vote. Returning your completed proxy will not prevent you from voting in person at the Annual Meeting should you be present and desire to do so. In addition, the proxy may be revoked at any time prior to its exercise either by giving written notice to the Company or by submission of a later-dated proxy.

QUORUM AND VOTING REQUIREMENTS

  Stockholders of record of the Common Stock at the close of business on April 16, 1999 will be entitled to vote at the Annual Meeting. On that date, the Company had outstanding 17,095,500 shares of Common Stock. A list of the Company's stockholders will be open to the examination of any stockholders, for any purpose germane to the meeting, at the Company's headquarters for a period of ten days prior to the meeting. Each share of Common Stock entitles the holder thereof to one vote on all matters submitted to stockholders. Stockholders have no right to cumulative voting as to any matter, including the election of Directors. At the Annual Meeting, inspectors of election shall determine the presence of a quorum and shall tabulate the results of the stockholders' voting. The holders of a majority of the total number of outstanding shares of Common Stock entitled to vote must be present in person or by proxy to constitute the necessary quorum for any business to be transacted at the Annual Meeting. For purposes of the quorum and the discussion below regarding the vote necessary to take stockholder action, stockholders of record who are present at the meeting in person or by proxy and who abstain, including brokers holding customers' shares of record who cause abstentions to be recorded at the meeting, are considered stockholders who are present and entitled to vote and they count toward the quorum.

  Brokers holding shares of record for customers generally are not entitled to vote on certain matters unless they receive voting instructions from their customers. As used herein, "uninstructed shares" means shares held by a broker who has not received instructions from its customers on such matters and the broker has so notified the Company on a proxy form in accordance with industry practice or has otherwise advised the Company that it lacks voting authority. As used herein, "broker non-votes" means the votes that could have been cast on the matter in question by brokers with respect to uninstructed shares if the brokers had received their customers' instructions. Although there are no controlling precedents under Delaware law regarding the treatment of broker non-votes in certain circumstances, the Company intends to apply the principles set forth herein.

  Election of Directors: Directors are elected by a plurality and the three nominees who receive the most votes will be elected. Abstentions and broker non-votes will not be taken into account in determining the outcome of the election.

  Approval of Amendment of Stock Incentive Plan: Approval of the adoption of the amendment to the Company's Stock Incentive Plan requires the affirmative vote of the holders of a majority of shares of Common Stock present or represented and entitled to vote at the Annual Meeting. Abstentions and broker non-votes will be counted as present for purposes of determining whether a quorum is present, and broker non-votes will not be treated as entitled to vote on this matter at the Annual Meeting.

  Approval of Auditors: To be approved, this matter must receive the affirmative vote of the majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote. Uninstructed shares are entitled to vote on this matter. Therefore, abstentions and broker non-votes have the effect of negative votes.

  The shares represented by all valid proxies received will be voted in the manner specified on the proxies. Where specific choices are not indicated on a valid proxy, the shares represented by such proxies received will be voted:
(i) for the nominees for Director named in this Proxy Statement; (ii) for the approval of the adoption of the amendment to the Company's Stock Incentive Plan to increase the number of shares of Common Stock reserved thereunder from 800,000 to 1,800,000; (iii) for the ratification of the appointment of PricewaterhouseCoopers LLP as independent certified public accountants; and
(iv) in accordance with the best judgment of the persons named in the enclosed proxy, or their substitutes, for any other matters which properly come before the Annual Meeting or any adjournment or postponement thereof. The Board recommends that the stockholders vote FOR Proposals 1, 2 and 3.

                     PROPOSAL NO. 1--ELECTION OF DIRECTORS

  The Board is currently comprised of eight Directors who are divided into three classes. The term of each class expires in a different year. The Board has nominated and recommends a vote FOR the election of its three nominees for Director be elected at the Annual Meeting. The nominees are Edward J. Kelley, Adam W. Kirsch and Sol Levine, each of whom has agreed to serve as a Director if elected. Each nominee currently serves as a Director of the Company. Messrs. Kelley and Kirsch have each been a Director of the Company since June and April 1995, respectively. Mr. Levine was appointed to the Board on September 29, 1997 to fill a vacancy on the Board resulting from an increase in the authorized number of Directors pursuant to the terms of the Company's Amended and Restated Certificate of Incorporation (the "Restated Certificate") and Restated By-Laws (the "By Laws"). If any nominee becomes unavailable for any reason or should a vacancy occur before the election (which events are not anticipated), the persons named on the enclosed proxy card may substitute another person as a nominee or may add or reduce the number of nominees to such extent as they shall deem advisable. At the Annual Meeting, three Directors are to be elected as members of Class II to serve until the annual meeting in 2002 and until their successors are elected and qualified or until their earlier removal or resignation.

  Subject to rights of holders of any series of preferred stock to fill newly created directorships or vacancies any newly created directorships resulting from an increase in the authorized number of Directors or any vacancies on the Board resulting from death, resignation, disqualification or removal for cause shall be filled by a vote of majority of the total number of Directors then in office.

  Information regarding the nominees for Director of the Company is set forth below:

NAME                                AGE POSITION
----                                --- --------
Edward J. Kelley...................  51 Vice President, Finance, Chief Financial
                                         Officer and Director
Adam W. Kirsch.....................  37 Director
Sol Levine(1)(2)...................  70 Director

  Information regarding Directors of the Company not subject to reelection at the Annual Meeting is set forth below:

NAME                                    AGE POSITION
----                                    --- --------
Kevin J. Ryan(1).......................  59 Chairman of the Board, President and
                                             Chief Executive Officer
Stephen G. Pagliuca(1).................  44 Director
John J. O'Malley.......................  51 Director
John W. Maki(2)........................  38 Director
Michael A. D'Amato(2)..................  45 Director

--------
(1) Member of the Compensation Committee.
(2) Member of the Audit Committee.

  There are no family relationships between or among any Directors or executive officers of the Company.

DIRECTOR NOMINEES (CLASS II DIRECTORS)

  Adam W. Kirsch has been a Director of the Company since its incorporation in April 1995. Mr. Kirsch also held the office of Executive Vice President of the Company from April 1995 to May 1998. Mr. Kirsch has been a Managing Director of Bain Capital, Inc. ("Bain Capital") since May 1993 and a general partner of Bain Venture Capital since 1990. Mr. Kirsch joined Bain Venture Capital in 1985 as an associate, and prior to joining Bain Venture Capital, Mr. Kirsch was a consultant at Bain & Company, where he worked in mergers and acquisitions. He serves on the board of several companies including Therma-Wave, Inc., Brookstone, Inc., Dade Berhing Inc. and several other private companies.

  Edward J. Kelley has served as Vice President, Finance, Chief Financial Officer and a Director of the Company since June 1995. Prior to joining the Company, Mr. Kelley served as the President, Asia Pacific and Latin America of Barnes-Hind's contact lens business from 1994 to 1995 and its Chief Financial Officer from 1989 to 1994. Prior to joining Barnes-Hind, Mr. Kelley held positions of increasing responsibility with Simon & Schuster, Revlon Health Care and Peat Marwick Mitchell & Company.

  Sol Levine has been a Director of the Company since September 1997. Mr. Levine is currently the President of Mardan Corporation. Mr. Levine served as President of Revlon, Inc. prior to his retirement in December 1991. Mr. Levine also serves on the board of Biosource Technologies, Inc. and several other private companies.

CLASS III DIRECTORS (TERM EXPIRING AT THE 2000 ANNUAL MEETING)

  Kevin J. Ryan has served as President, Chief Executive Officer and a Director of the Company since June 1995 and has served as Chairman of the Board since February 1999. From 1991 to 1995, Mr. Ryan was President of Biosource Technologies Inc., a company engaged in discovery, development and production of new biopharmaceuticals and gene-based agricultural products. From 1987 to 1990, Mr. Ryan served as President of Barnes-Hind's contact lens business; from 1983 to 1987, as President of Revlon VisionCare (a division of Revlon, Inc.); and from 1978 to 1983, as President of Barnes-Hind (then a part of Revlon VisionCare).

  Stephen G. Pagliuca has been a Director of the Company since its incorporation in April 1995. Mr. Pagliuca served as Chairman of the Board from April 1995 to February 1999. Mr. Pagliuca has been a Managing Director of Bain Capital since May 1993 and a general partner of Bain Venture Capital since 1989, where he founded Information Partners. Prior to joining Bain Venture Capital, Mr. Pagliuca was a partner at Bain & Company, where he provided strategic and operational advice for clients in the healthcare and information industries. He also worked as a senior accountant and international tax specialist for Peat Marwick Mitchell & Company in the Netherlands. Mr. Pagliuca also serves as director of Dade Berhing Inc., Coram Healthcare Corporation, Gartner Group, Inc. and The Corporate Executive Board Company.

  John J. O'Malley has been a Director of the Company since November 1996. Mr. O'Malley is currently a Managing Director of Technology Directors Inc. Mr. O'Malley was an Executive Vice President of Bain Capital from 1993 to February 1999. From 1991 to 1993, Mr. O'Malley was President and Chief Executive Officer of Robertson Ceco, an international construction products and engineering company. From 1986 to 1991, he was Executive Vice President of HMK Group Inc., a diversified manufacturing and services company. Mr. O'Malley is also a director of GS Industries, Inc., Medical Specialties Group, Inc., Biosource Technologies, Inc. and Chroma Graphics, Inc.

CLASS I DIRECTORS (TERM EXPIRING AT THE 2001 ANNUAL MEETING)

  John W. Maki has been a Director of the Company since November 1996. Mr. Maki is currently a Managing Director of Technology Directors Inc. Mr. Maki was a Principal at Bain Capital from 1995 to July 1997 and was an associate at Bain Capital from 1993 to 1995 and at Bain Venture Capital from 1988 to 1993. Prior to joining Bain Venture Capital, Mr. Maki was a consultant at Bain & Company, an international management consulting firm, where he specialized in healthcare and consumer product companies. He also serves on the board of Biosource Technologies, Inc. and Chroma Graphics, Inc.

  Michael A. D'Amato has been a Director of the Company since September 1997. Mr. D'Amato has served as the Executive Vice President of The Advisory Board Company and the Chief Financial Officer of DGB Enterprises, Inc. since October 1997, and from 1996 until July 1998, he was the Chief Financial Officer of The Advisory Board Company. From July 1998 until February 1999, Mr. D'Amato also served as the Executive Vice President--Finance and the Secretary of The Corporate Executive Board Company ("CEBC"). From October 1997 until November 1998, Mr. D'Amato served as the Chief Financial Officer of CEBC. From 1995 to 1996, Mr. D'Amato served as the Special Advisor to the Chairman of The Advisory Board Company. Prior to joining The Advisory Board Company, Mr. D'Amato was a Partner of Bain & Company from 1982 through 1995. Mr. D'Amato joined Bain & Company in 1977. Mr. D'Amato also serves as a director of CEBC.

COMPENSATION OF DIRECTORS

  Directors who are employees of the Company or are affiliated with its significant stockholders do not receive a salary or an annual retainer for their services. The Company pays non-employee Directors not otherwise affiliated with the Company or its significant stockholders an annual cash retainer of $10,000. In addition, the Company reimburses all Directors for reasonable expenses incurred in attending Board meetings. Pursuant to the Company's 1997 Non-Employee Director Stock Option Plan (the "Director Option Plan"), non-employee Directors are granted options to purchase 10,000 shares of Common Stock upon their initial election or appointment to the Board (or upon the adoption of the Director Option Plan for those Directors in office on the date of such adoption) and will be entitled to options to purchase an additional 2,000 shares of Common Stock on an annual basis on each anniversary of such Director's election or appointment to the Board (which will be granted on the date of the Company's next annual meeting of stockholders following such anniversary). See "Non-Employee Director Stock Option Plan." Messrs. Pagliuca, Kirsch, Maki, O'Malley, Levine and D'Amato will be granted annual options on the date of the Annual Meeting. The Directors do not receive any additional compensation for committee participation.

COMMITTEES AND DIRECTORS' MEETINGS

  The Board has two standing committees: the Audit Committee and the Compensation Committee.

  The Compensation Committee is authorized to provide a general review of the Company's compensation and benefit plans to ensure that they meet corporate objectives. In addition, the Compensation Committee reviews the Chief Executive Officer's recommendations on (i) compensation of all officers of the Company and (ii) adopting and changing major Company compensation policies and practices, and reports its recommendations to the whole Board for approval and authorization. The Compensation Committee administers the Company's stock plans (subject to approval by the full Board of any awards made thereunder) and is currently comprised of Messrs. Levine, Pagliuca and Ryan. The Compensation Committee held one meeting in 1998.

  The Audit Committee is authorized to make recommendations to the Board regarding the independent auditors to be nominated for election by the stockholders and to review the independence of such auditors, approve the scope of the annual audit activities of the independent auditors, approve the audit fee payable to the independent auditors and review such audit results. PricewaterhouseCoopers LLP presently serves as the independent accountants of the Company. The Audit Committee is currently comprised of Messrs. D'Amato, Levine and Maki. The Audit Committee held one meeting in 1998.

  The Board held four meetings and took action by written consent an additional three times during 1998. All of the Directors attended 75% or more of the total number of meetings of the Board other than Messrs. Maki and Levine who attended 50%.

  The Company does not have a nominating committee. The entire Board currently is responsible for filling vacancies on the Board as they occur and recommending candidates for election as Directors at the annual meetings of stockholders. The Board will consider individuals recommended for nominations by stockholders of the Company. Such recommendations should be submitted in writing to the Chairman of the Board, who will submit them to the entire Board for its consideration. The recommendation must be accompanied by the consent of the individual nominated to be elected and to serve.

  In addition, the By-Laws require that advance notice of nominations for the election of Directors to be made by a stockholder (as distinguished from a stockholder's recommendation to the Board) be given to the Secretary of the Company (i) in the case of an annual meeting, no later than 60 days and no more than 90 days before first anniversary of the previous year's annual meeting, provided, that in the event that the date of the annual meeting is changed by more than 30 days from such anniversary date, notice by the stockholder must be received no later than the close of business on the tenth
(10th) day following the earlier of the date on which notice of the meeting date was mailed or public announcement of the meeting was made, and (ii) in the case of a special meeting at which Directors are to be elected, not later than the close of business on the 10th day following the earlier of the day on which notice of the date of the meeting was mailed or public announcement of the meeting was made. Such stockholder's notice must include (i) as to each person whom the stockholder proposes to nominate for election as a Director at such meeting all information relating to such person that is required to be disclosed in solicitations of proxies for election of Directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act") (including such person's written consent to being named in the proxy statement as a nominee and to serving as a Director if elected), (ii) as to the stockholder giving the notice (A) the name and address, as they appear on the Company's books, of such stockholder and (B) the class and number of shares of the Company which are beneficially owned by such stockholder and also which are owned of record by such stockholder, and (iii) as to the beneficial owner, if any, on whose behalf the nomination is made, (A) the name and address of such person and (B) the class and number of shares of the Company which are beneficially owned by such person.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Prior to the Company's initial public offering in February 1997 ("IPO"), the Company did not have a Compensation Committee. Instead compensation decisions regarding the Company's executive officers were made by the Board. The Compensation Committee was established in connection with the IPO and is currently comprised of Messrs. Pagliuca, Levine and Ryan. Mr. Pagliuca is a Managing Director of Bain Capital, which is a party to the Advisory Agreement with the Company. Mr. Ryan is the Chairman of the Board, President and Chief Executive Officer of the Company. The compensation for employees who are also Directors of the Company (Messrs. Ryan and Kelley) for the years ended 1996, 1997 and 1998 was established pursuant to the terms of their respective employment agreements with the Company. See "Certain Relationships and Related Transactions" and "Compensation Committee Report on Executive Compensation."

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

 Advisory Agreement

  In June 1995, the Company entered into an Advisory Agreement with Bain Capital, which was amended and restated in October 1996 (the "Advisory Agreement"), pursuant to which Bain Capital agreed to provide management consulting, advisory services and support, negotiation and analysis of financial alternatives, acquisitions and dispositions and other services agreed upon by the Company and Bain Capital. In exchange for such services, Bain Capital receives: (i) a quarterly management fee of not more than $500,000, plus reasonable out-of-pocket expenses, and (ii) a transaction fee in connection with the consummation of each acquisition, divestiture or financing by the Company or its subsidiaries in an amount equal to 1.0% of the aggregate value of such transaction. For the year ended December 31, 1998, the Company paid Bain Capital fees of $2,000,000 under the Advisory Agreement. The Advisory Agreement has an initial term ending on January 31, 2004, subject to automatic one-year extensions unless the Company or Bain Capital provides written notice of its desire not to extend such term.

 Registration Agreement

  The Company, certain investment funds controlled by Bain Capital (the "Bain Capital Funds") and their related investors and BT Investment Partners, Inc. are parties to a registration agreement (the "Registration Agreement"). Under the Registration Agreement, the holders of a majority of the registrable securities owned by the Bain Capital Funds and their related investors have the right at any time, subject to certain conditions, to require the Company to register any or all of their shares of Common Stock under the Securities Act of 1933, as amended (the "Securities Act") on Form S-1 (a "Long-Form Registration") or on Form S-2 or Form S-3 (a "Short-Form Registration") each on an unlimited number of occasions at the Company's expense. The Company is not required, however, to effect any such Long-Form Registration or Short-Form, Registration within six months after the effective date of a prior demand registration and may postpone the filing of such registration for up to six months if the holders of a majority of the registrable securities agree that such a registration would reasonably be expected to have an adverse effect on any proposal or plan by the Company or any of its subsidiaries to engage in an acquisition, merger or similar transaction. In addition, all holders of registrable securities are entitled to request the inclusion of any shares of Common Stock subject to the Registration Agreement in any registration statement at the Company's expense whenever the Company proposes to register any of its securities under the Securities Act, subject to certain conditions. In connection with all such registrations, the Company has agreed to indemnify all holders of registrable securities against certain liabilities, including liabilities under the Securities Act. The holders of an aggregate of 5,250,481 shares of Common Stock have certain demand registration rights pursuant to the Registration Agreement.

 Indebtedness of Management

  On May 7, 1997, the Company loaned Mr. Ryan, the Company's Chairman, President and Chief Executive Officer, $1.2 million pursuant to the terms of an unsecured promissory note bearing interest at an annual rate of 8%, payable quarterly. The note is due on the earlier of (i) May 9, 2002, or (ii) the date Mr. Ryan ceases to be employed by the Company. As of March 15, 1999, an aggregate of $1.2 million in principal was outstanding under the note.

 Indemnification Agreements

  The Company has entered into agreements to provide indemnification for its Directors and executive officers in addition to the indemnification provided for in the Company's Restated Certificate and By-laws.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Exchange Act requires the Company's officers, Directors and persons who beneficially own more than ten percent of the Company's Common Stock to file reports of securities ownership and changes in such ownership with the Securities and Exchange Commission ("Commission"). Officers, Directors and greater than ten percent beneficial owners also are required by rules promulgated by the Commission to furnish the Company with copies of all Section 16(a) forms they file.

  Based solely upon a review of the copies of such forms furnished to the Company, the Company believes that during the period from January 1, 1998 through December 31, 1998, all Section 16(a) filing requirements applicable to its officers, Directors and greater than ten percent beneficial owners were complied with except that Form 4s on behalf of Messrs. Artale, Roussel, Kelley and Steiner to report transactions which occurred in May 1998 were filed one week late.

             PROPOSAL NO. 2--AMENDMENT TO THE STOCK INCENTIVE PLAN

  At the Annual Meeting, the stockholders are being asked to approve the adoption of an amendment to the Company's Stock Incentive Plan (the "Incentive Plan"), as adopted by the Board on February 23, 1999, which increases the number of shares reserved for issuance thereunder by a total of 1,000,000 shares of Common Stock. On that same date, the Board formally changed the name of the Incentive Plan to delete the reference to 1997.

  The Incentive Plan is intended to provide additional compensation and incentives to eligible individuals whose present and potential contributions are important to the continued success of the Company, to afford such persons an opportunity to acquire a proprietary interest in the Company and to enable the Company to continue to attract and retain the best available talent for the successful conduct of its business.

  The Board of Directors recommends a vote FOR approval of the amendment to the Stock Incentive Plan.

INCENTIVE PLAN ACTIVITY

  As of March 31, 1999, options to purchase an aggregate of 3,750 shares of Common Stock issued under the Incentive Plan had been exercised, and options to purchase 537,200 shares were outstanding. Without taking into account the proposed amendment to the Incentive Plan, 259,050 shares remained available for future grants as of March 31, 1999.

  The table under the caption "Option Grants in Last Fiscal Year" provides information with respect to the grant of options under the Incentive Plan to the Chief Executive Officer and the next four most highly compensated executive officers during 1998. The following table sets forth additional information with respect to options granted under the Incentive Plan during 1998 to certain groups:

                                               WEIGHTED AVERAGE
               IDENTITY OF GROUP                EXERCISE PRICE  OPTIONS GRANTED
               -----------------               ---------------- ---------------
   All executive officers as a group (10 per-
    sons)....................................       20.50            84,000
   Non-executive officer employees as a group
    (approximately 190 persons)..............       20.50           182,800

  On March 31, 1999, the closing price of a share of Common Stock on the Nasdaq National Market was $27.56 per share.

DESCRIPTION OF THE INCENTIVE PLAN AND OPTION TERMS

  The following is a summary of the principal provisions of the Incentive Plan, but it is not intended to be a complete description of all of the terms and provisions of the Incentive Plan. A copy of the Incentive Plan will be furnished to any stockholder upon written request to the Corporate Secretary of the Company at the principal executive offices of the Company in Des Plaines, Illinois.

  HISTORY. The Incentive Plan was adopted by the Company's Board of Directors and was approved by the Company's stockholders in February 1997, and a total of 800,000 shares of the Company's Common Stock were reserved for issuance thereunder.

  PURPOSE. The purpose of this Plan is (i) to compensate certain officers and employees of Company and its Subsidiaries for services rendered by such persons to the Company or any Subsidiary; (ii) to provide certain officers and employees of the Company and its Subsidiaries with significant additional incentive to promote the financial success of the Company; and (iii) to provide an incentive which may be used to induce able persons to enter into or remain in the employment of the Company or any Subsidiary.

  ADMINISTRATION. The Incentive Plan is currently administered by the Compensation Committee (the "Committee"). The Committee has full power and authority (i) to interpret the terms of this Plan, the terms of the Awards and the rules and procedures established by the Committee and (ii) to determine the meaning of or requirements imposed by or rights of any person under this Plan, any Award or any rule or procedure established by the Committee. Each action of the Committee which is within the scope of the authority delegated to the Committee by this Plan or by the Board shall be binding on all persons. The Committee is composed of two members of the Board, each of whom is an "outside director" as defined in Section 162(m) of the Code and a "Non-Employee Director," as defined in Securities and Exchange Commission Rule 16b-3, as amended ("Rule 16b-3"), or any successor rules or government pronouncements. The Board shall have the power to determine the number of members which the Committee shall have and to change the number of membership positions on the Committee from time to time. The Board shall appoint all members of the Committee. The Board may from time to time appoint members to the Committee in substitution for, or in addition to, members previously appointed and may fill vacancies, however caused, on the Committee. Any member of the Committee may be removed from the Committee by the Board at any time with or without cause.

  ELIGIBILITY. A person shall be eligible to be granted an award under the Incentive Plan only if on the proposed granting date for such Award such person is a full-time, salaried employee of the Company or any Subsidiary, excluding non-management directors of the Company, or has rendered or is expected to render advisory or consulting services to the Company or any Subsidiary within a twelve-month period of the granting date. A person eligible to be granted an award under the Incentive Plan is herein called a "Grantee."

  AWARDS. The Committee is authorized under the Incentive Plan to enter into any type of arrangement with any Grantee that is consistent with the provisions of Incentive Plan and that by its terms involves the issuance or potential issuance of (i) shares of Common Stock or (ii) a Derivative Security (as such term is defined in Rule 16a-1 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as such Rule may be amended from time to time) with an exercise or conversion right at a price related to Common Stock or with a value derived from the value of the shares of Common Stock. The entering into of any such arrangement is referred to herein as the grant of an "Award."

  Awards are not restricted to any specified form or structure and may include, without limitation, sales or bonuses of stock, restricted stock, restricted stock unit, stock options, reload stock options, stock purchase warrants, other rights to acquire stock, securities convertible into or redeemable for stock, stock appreciation rights, limited stock appreciation rights, phantom stock, dividend equivalents, performance units or performance shares, and an Award may consist of one or more such security or benefit.

  PERFORMANCE-BASED COMPENSATION LIMITS. No employee shall be granted in any fiscal year of the Company options and SARs to acquire in the aggregate more than 50,000 shares of Common Stock. The foregoing limitation, which shall adjust proportionately in connection with any change in the Company's capitalization, is intended to satisfy the requirements applicable to options and SARs intended to qualify as performance-based compensation within the meaning of Internal Revenue Code Section 162(m). In the event that the Committee determines that such limitation is not required to qualify options and SARs as performance-based compensation, the Committee may modify or eliminate such limitation.

  TERMS OF THE OPTIONS. The Committee shall have the power to determine the Grantee to whom Awards are granted, the number of shares subject to each Award, the number of Awards granted to each Grantee and the time at which each Award is granted. Except as otherwise expressly provided in this Plan, the Committee shall also have the power to determine, at the time of the grant of each Award, all terms and conditions governing the rights and obligations of the holder with respect to such Award. With respect to any Award granted under this Plan that is an option to purchase Common Stock of the Company (an "Option"), the Committee shall have the power to determine: (a) the purchase price per Share or the method by which the purchase price per Share will be determined; (b) the length of the period during which the Option may be exercised and any limitations on the number of Shares purchasable with the Option at any given time during such period; (c) the times at which the Option may be exercised; (d) any conditions precedent to be satisfied before the Option may be exercised, such as vesting period; (e) any restrictions on resale of any Shares purchased upon exercise of the Option; (f) the extent to which the Option may be transferable; and (g) whether the Option will constitute an Incentive Stock Option. No person shall have any rights under any Award unless and until the Company and the person to whom such Award is granted have executed and delivered an agreement expressly granting the Award to such person and containing provisions setting forth the terms of the Award (an "Award Agreement").

  TRANSFERABILITY OF AWARDS. An Award granted pursuant to this Plan may be transferable as provided in the Award Agreement. It shall be a condition precedent to any transfer of any Award that the transferee executes and delivers an agreement acknowledging such Award has been acquired for investment and not for distribution and is and shall remain subject to this Plan and the Award Agreement. The "Holder" of any Award shall mean (i) the initial grantee of such Award or (ii) any permitted transferee.

  CAPITAL CHANGES. The Board shall appropriately and proportionately adjust the number and kind of Shares subject to outstanding Awards, the price for which Shares may be purchased upon the exercise of outstanding Awards, and the number and kind of Shares available for Awards subsequently granted under this Plan to reflect any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other change in the capitalization of the Company which the Board determines to be similar, in its substantive effect upon this Plan or the Awards, to any of the changes expressly indicated in this sentence. The Board may (but shall not be required to) make any appropriate adjustment to the number and kind of Shares subject to outstanding Awards, the price for which Shares may be purchased upon the exercise of outstanding Awards, and the number and kind of Shares available for Awards subsequently granted under this Plan to reflect any spin-off, spin-out or other distribution of assets to stockholders or any acquisition of the Company's stock or assets or other change which the Board determines to be similar, in its substantive effect upon this Plan or the Awards, to any of the changes expressly indicated in this sentence. The Committee shall have the power to determine the amount of the adjustment to be made in each case described in the preceding two sentences, but no adjustment approved by the Committee shall be effective until and unless it is approved by the Board. In the event of any reorganization, reclassification, consolidation, merger or sale of all or substantially all of the Company's assets which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock, the Board may (but shall not be required to) substitute the per share amount of such stock, securities or assets for Shares upon any subsequent exercise of any Award.

  AMENDMENT. Except as provided in the following two sentences, the Board shall have complete power and authority to amend this Plan at any time and no approval by the Company's stockholders or by any other person, committee or other entity of any kind shall be required to make any amendment approved by the Board effective. So long as the Common Stock is eligible for trading on the Nasdaq National Market, the Board shall obtain stockholder approval for those amendments of Incentive Plan required to be so approved pursuant to the By-laws of the National Association of Securities Dealers. The Board shall not, without the affirmative approval of the Company's stockholders, amend Incentive Plan in any manner which would cause any outstanding Incentive Stock Options to no longer qualify as Incentive Stock Options. No termination or amendment of this Plan may, without the consent of the Holder of any Award prior to termination or the adoption of such amendment, materially and adversely affect the rights of such Holder under such Award.

  TERMINATION. The Board shall have the right and the power to terminate this Plan at any time, provided that no Incentive Stock Options may be granted after the tenth anniversary of the adoption of this Plan. No Award shall be granted under this Plan after the termination of this Plan, but the termination of this Plan shall not have any other effect. Any Award outstanding at the time of the termination of this Plan may be exercised after termination of this Plan at any time prior to the Expiration Date of such Award to the same extent such Award would have been exercisable had this Plan not terminated.

  TAX CONSEQUENCES TO PARTICIPANTS. The following is a brief summary of the principal federal income tax consequences to participants of the grant and exercise of certain Awards under the Incentive Plan. This summary does not purport to address all aspects of federal income taxes that may affect participants in light of their individual circumstances. Moreover, this summary is based upon the current provisions of the Code, Treasury Regulations (including proposed Treasury Regulations) promulgated thereunder, rulings, administrative pronouncements and court interpretations thereof in effect as of the date hereof. It is possible that future legislative, regulatory, judicial or administrative changes or interpretations could modify such tax consequences and the conclusions reached below and that any such change could apply retroactively. This summary applies only to participants who acquire options under the Incentive Plan in connection with their employment by the Company or one of its affiliates and exercise such options during their lifetimes. Because federal income tax consequences will vary as a result of individual circumstances, each option holder is urged to consult a tax advisor with respect to the tax consequences (including those under state and local tax laws) of the grant and exercise of stock options under the Incentive Plan. Moreover, the following summary relates only to option holders' federal income tax treatment. The state, local and foreign tax consequences may be substantially different from the federal income tax consequences described herein.

 A.TAXATION OF ORDINARY INCOME AND CAPITAL GAINS.

   The ordinary income of an individual taxpayer currently is generally subject to a maximum federal income tax rate of 39.6%, while long-term capital gains of an individual currently are generally subject to a maximum tax rate of 20%. The effective marginal rates of some taxpayers may be higher to the extent that they are subject to the phase-out of personal exemptions or the reduction of itemized deductions that occur at certain income levels. The classification of income as capital or ordinary is also relevant for taxpayers who have capital losses or investment interest.

 B.OPTIONS.

   Under the Incentive Plan, a participant may be granted options that qualify as ISOs under Section 422 of the Code or options that do not so qualify (nonqualified options or "NQOs") or both. Generally, the tax consequences to an option holder with respect to ISOs will be different from the tax consequences with respect to NQOs, as more fully explained below. In addition, the discussion below assumes that at the time an NQO is exercised, the shares received are either fully vested or the holder makes a timely election under
Section 83(b).

  i. Nonqualified Options.

   The holder of an NQO does not recognize taxable income upon the grant of the NQO, nor is the Company entitled, for income tax purposes, to a deduction upon such a grant. The option holder recognizes ordinary compensation income (subject to withholding taxes) on the exercise of an NQO equal to the excess of the fair market value of the shares received on exercise over the option exercise price. The fair market value of the shares is measured on the exercise date. If such taxable compensation is properly included in the holder's gross income by the holder or is deemed to have been properly included as a result of the timely satisfaction of certain reporting requirements by the Company, the Company should be entitled to a deduction in computing its federal income taxes in an amount equal to the ordinary income recognized by the option holder on the exercise of the NQO.

   If an option holder sells shares acquired pursuant to the exercise of an NQO, the option holder will recognize capital gain or loss equal to the difference between the selling price of the shares and their fair market value on the exercise date. The capital gain is long-term or short-term, depending on whether the option holder has held the option shares for more than one year after the exercise date. The Company is not entitled to any deduction with respect to any capital gain recognized by the option holder.

   The previous paragraph assumes, for simplicity, that the option holder's tax basis in the option shares sold is equal to the fair market value of such shares on the exercise date. While this would be the case if the option holder had paid the exercise price for such shares in cash, it would not normally be the case if the option holder paid the exercise price in whole or in part by delivery of other Company Common Stock. In the latter case, the option holder's tax basis in, and holding period for, the previously acquired shares surrendered carries over to an equal number of the option shares received on a share-for-share basis. Shares received in excess of the shares surrendered have a tax basis equal to the fair market value of those received shares on the exercise date and the option holder's holding period for such received shares begins on the exercise date. The option holder's capital gain or loss on a sale of option shares would be determined based on the option holder's actual basis in the shares sold and the long-term or short-term nature of any gain would be based on the option holder's actual holding period.

  ii. Incentive Stock Options.

   The holder of an ISO does not realize taxable income upon the grant or exercise of the ISO and the Company is not entitled to any deduction with respect to such grant or exercise. However, upon exercise of an ISO, the excess of the fair market value on the exercise date of the shares acquired pursuant to the exercise of the ISO over the exercise price will be included in the option holder's alternative minimum taxable income and may cause or increase a liability for alternative minimum tax. Such alternative minimum tax may be payable even though the option holder receives no cash upon the exercise of the ISO with which to pay such tax.

   The income tax treatment of any gain or loss realized upon an option holder's disposition of option shares depends on the timing of the disposition. If the option shares have been held for at least one year and if at least two years have elapsed since the date of grant of the ISO (the "Required Holding Periods"), then the option holder recognizes (i) long-term capital gain to the extent that the selling price exceeds the exercise price or (ii) long-term capital loss to the extent that the exercise price exceeds the selling price. In either case, no deduction is allowed to the Company.

   If an option holder disposes of option shares before the expiration of the Required Holding Period ("Disqualifying Disposition"), then (i) if the selling price exceeds the fair market value of the option shares on the date the ISO was exercised, the excess of such fair market value over the exercise price is taxable to the option holder as ordinary income and the excess of the selling price over such fair market value is taxable to the option holder as capital gain (long-term or short-term depending on whether the option holder has held the shares for more than one year), (ii) if the selling price exceeds the exercise price but does not exceed the fair market value of the option shares on the date the ISO was exercised, the excess of the selling price over the exercise price is taxable to the option holder as ordinary income and (iii) if the selling price is less than the exercise price, the difference is treated as capital loss to the option holder. If, however, the disposition is a sale to a related party (as defined in Section 267(b) of the Code to include, for example, a member of the option holder's family or a corporation majority-owned by the option holder) or a gift, then the ordinary income recognized by the option holder will not be less than the excess of the fair market value of the option shares on the exercise date over the option exercise price. In each case, the Company is entitled to a deduction equal to the amount of ordinary income (but not capital gain) recognized by the option holder on the Disqualifying Disposition, provided such taxable amount is, or is deemed to be, included in the gross income of the option holder.

  The previous paragraphs assume, for simplicity, that the option holder's tax basis in the option shares disposed of is equal to the option exercise price. While this would be the case if the option holder had paid the option exercise price for such shares in cash, it would not normally be the case if the option holder paid the option exercise price in whole or in part by delivery of the Common Stock. If an option holder delivers previously acquired Common Stock (other than shares acquired upon exercise of an ISO and not held for the Required Holding Periods) in payment of all or part of the option exercise price of an ISO, the option holder's tax basis in, and holding period for, the previously acquired shares surrendered carries over to an equal number of the option shares received (for capital gain purposes, but not for purposes of determining whether a Disqualifying Disposition occurs) on a share-for-share basis. Shares received in excess of the shares surrendered have a tax basis equal to the amount paid (if any) by the option holder to exercise the ISO in addition to the previously acquired shares, and such shares' holding period begins on the exercise date. Proposed regulations provided that where an ISO is exercised using previously acquired shares, a later Disqualifying Disposition of the shares received will be deemed to have been a disposition of the shares having the lowest basis first. The option holder's capital gain or loss on a sale of option shares would be determined based on the option holder's actual basis in such shares (increased by any ordinary income on such disposition) and the long-term or short-term nature of any gain would be based on the option holder's actual holding period.

  If an option holder pays the exercise price of an ISO in whole or in part with previously acquired Common Stock that was acquired upon the exercise of an ISO and that has not been held for the Required Holding Periods, the option holder will recognize ordinary income (but not capital gain) with respect to the surrendered shares under the rules applicable to Disqualifying Dispositions. The Company will be entitled to a corresponding deduction. The option holder's basis in the shares received in exchange for the shares surrendered will be increased by the amount of ordinary income the option holder recognizes.

  Under the Incentive Plan, the Committee may allow options to be exercised after the termination of an option holder's employment. However, if an ISO is exercised more than three months after the termination of an option holder's employment other than because of the option holder's death (or more than one year after the termination of an option holder's employment because of disability) the option holder will be taxed on the exercise as if the ISO were an NQO.

 C.OTHER AWARDS.

  Because other awards may take many forms, as determined by the Committee, it is not possible to describe generally what their tax treatment will be.

 D.EFFECT OF SECTION 16(B) OF THE SECURITIES EXCHANGE ACT OF 1934.

  The tax consequences to an option holder of the exercise of either an ISO or an NQO may vary from those described above if the option holder is a person who is subject to liability under Section 16(b) of the Exchange Act (typically, officers, directors and major stockholders of a corporation) for certain dealings in the Common Stock (a "16(b) Person"). In general, an option holder who is a 16(b) Person will not recognize income on receipt of the Common Stock until such holder is no longer subject to a liability under
Section 16(b) with respect to the disposition of such Common Stock. However, the option holder may elect to be taxed based on the fair market value of the shares on the exercise date (and have a holding period beginning on the exercise date) by filing an election under Section 83(b) of the Code within 30 days of the exercise date.

 E.EFFECT OF SECTION 162(M) OF THE INTERNAL REVENUE CODE.

  Starting with tax years beginning after January 1, 1994, a publicly held corporation may not deduct compensation paid to its chief executive officer and its four other most-highly compensated officers in excess of $1 million per officer during a corporate taxable year except to the extent such amounts in excess of $1 million qualify for an exception to this limitation. To qualify for this exception, such amounts must be determined on the basis of preestablished, objective, nondiscretionary formulae that meet certain shareholder and outside director approval requirements. For this purpose, "compensation" is broadly defined and would include, for example, income realized on the exercise of non-qualified options or SARs, disqualifying dispositions of ISO shares, and the receipt (if a timely Section 83(b) election is made) or vesting (if no Section 83(b) election is made) of restricted stock. Thus, to the extent awards granted to the Chief Executive Officer and the four other most highly compensated officers do not qualify for the performance based-exception, the Company's deductions with respect to such awards may be subject to the $1 million per executive deduction limitation.

  TAX TREATMENT OF THE COMPANY. The Company will be entitled to a deduction in connection with the exercise of an NQO by a domestic optionee to the extent that the optionee recognizes ordinary income provided that the deduction is not disallowed under the provisions of Section 162(m) of the Code. The Company will be entitled to a deduction in connection with the disposition of ISO Shares only to the extent that the optionee recognizes ordinary income on a disqualifying disposition of the ISO Shares and will not be entitled to any deduction upon exercise of an ISO.

    PROPOSAL NO. 3--RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

  The Board has appointed PricewaterhouseCoopers LLP as the independent accountants of the Company and its subsidiaries to audit the books and accounts for the Company and its subsidiaries for the year ending December 31, 1999. The Board recommends a vote FOR the ratification of such appointment. PricewaterhouseCoopers LLP audited the financial statements of the Company and its subsidiaries for the year ended December 31, 1998. It is expected that representatives of PricewaterhouseCoopers LLP will attend the Annual Meeting, with the opportunity to make a statement if they so desire, and will be available to answer appropriate questions.

                     BENEFICIAL OWNERSHIP OF COMMON STOCK

  Except as otherwise noted, the following table sets forth certain information as of March 31, 1999 as to the security ownership of equity securities of the Company by (i) each of the executive officers named in the Summary Compensation Table, (ii) each of the Directors and Director nominees of the Company, (iii) all Directors and executive officers as a group and (iv) each person or entity known to the Company to be the beneficial owner of five percent or more of the voting securities of the Company. All information with respect to beneficial ownership has been furnished by the respective Director, Director nominee, executive officer or five percent beneficial owner, as the case may be. Unless otherwise indicated, each person or entity named below has sole voting and investment power with respect to the number of shares set forth opposite his or its name. Beneficial ownership of the Common Stock listed in the table has been determined in accordance with the applicable rules and regulations promulgated under the Exchange Act.

                                                      SHARES OF COMMON STOCK
                                                      ------------------------
                                                        NUMBER       PERCENT
NAME                                                   OF SHARES     OF CLASS
----                                                  ------------- ----------
DIRECTORS AND EXECUTIVE OFFICERS:
Kevin J. Ryan(1)(2)..................................     1,033,938        5.7%
Edward J. Kelley(3)..................................       234,261        1.4%
Lawrence L. Chapoy(4)................................        75,196      *
Daniel M. Roussel(5).................................       156,002      *
Thomas F. Steiner(6).................................       104,514      *
Michael A. D'Amato(7)................................        15,000      *
Adam W. Kirsch(7)(8).................................     5,298,095       31.0%
Sol Levine(7)........................................        25,000      *
John W. Maki(7)(8)...................................       738,629        4.3%
John J. O'Malley(7)(8)...............................       738,629        4.3%
Stephen G. Pagliuca(7)(8)............................     5,298,095       31.0%
All Directors and executive officers as a group (16
 persons)(9).........................................     7,252,768       38.5%
5% STOCKHOLDERS:
Bain Capital Funds(10)...............................     5,287,428       30.9%
 c/o Bain Capital, Inc.
 Two Copley Place
 Boston, Massachusetts 02116
Putnam Investments, Inc.(11).........................     1,594,200        9.3%
 c/o Bain Capital, Inc.
 Two Copley Place
 Boston, Massachusetts 02109
Suzanne Zak(12)......................................     1,176,190        6.9%
 100 N. Sixth Street, Ste. 476A
 Minneapolis, Minnesota 55403
The Northwestern Mutual Life Insurance Company(13)...     1,029,300        6.0%
 720 East Wisconsin Avenue
 Milwaukee, Wisconsin 53202

--------
*  Represents less than one percent.
(1) The address of such person is c/o the Company, 333 East Howard Avenue, Des Plaines, Illinois 60018-5903.
(2) Includes 987,696 shares of Common Stock that can be acquired through currently exercisable options.
(3) Includes 147,689 shares of Common Stock that can be acquired through currently exercisable options. Certain of Mr. Kelley's shares are held by an individual retirement account for his sole benefit.

(4) Includes 61,802 shares of Common Stock that can be acquired through currently exercisable options.
(5) Includes 143,439 shares of Common Stock that can be acquired through currently exercisable options.
(6) Includes 98,587 shares of Common Stock that can be acquired through currently exercisable options.
(7) Includes currently exercisable options to purchase 10,667 shares of Common Stock issued to such person pursuant to the Director Option Plan.
(8) Messrs. Pagliuca, Kirsch, Maki and O'Malley are each Directors of the Company. Messrs. Pagliuca and Kirsch are each Managing Directors of Bain Capital Investors, Inc. ("BCII") and limited partners of Bain Capital Partners IV, L.P. ("BCPIV"). BCPIV is the sole general partner of Bain Capital Fund IV, L.P. ("Fund IV") and Bain Capital Fund IV-B, L.P. ("Fund IV-B"). BCII is the sole general partner of BCPIV. Accordingly, Messrs. Pagliuca and Kirsch may be deemed to beneficially own shares owned by Fund IV and Fund IV-B. In addition, Messrs. Pagliuca, Kirsch, Maki and O'Malley are each general partners of BCIP Associates ("BCIP") and BCIP Trust Associates, L.P. ("BCIP Trust" and collectively with Fund IV, Fund IV-B and BCIP, the "Bain Capital Funds") and, accordingly, may be deemed to beneficially own shares owned by such funds. Each such person disclaims beneficial ownership of any such shares in which he does not have a pecuniary interest. The address for Messrs. Pagliuca and Kirsch is c/o Bain Capital, Inc., Two Copley Place, Boston, Massachusetts 02116. Messrs. Maki and O'Malley are no longer employed by Bain Capital.
(9) Includes an aggregate of 1,748,942 shares of Common Stock that can be acquired through currently exercisable options held by the Directors and executive officers of the Company. Excluding the shares owned by the Bain Capital Funds that are attributed to Messrs. Pagliuca, Kirsch, Maki and O'Malley, the Directors and executive officers of the Company as a group would beneficially own 1,965,340 shares of Common Stock, representing approximately 10.4% of the outstanding Common Stock.
(10) Pursuant to an Amendment No. 1 to Schedule 13G filed with the Commission on February 16, 1999, each of the following entities reported the shared power to vote and to dispose of that number of shares as listed: (i) Fund IV--2,126,215 shares of Common Stock; (ii) Fund IV-B--2,433,251 shares of Common Stock; (iii) BCIP--340,285 shares of Common Stock; (iv) BCIP Trust--387,677 shares of Common Stock; (v) each of BCPIV and BCII-- 4,559,466 of the shares of Common Stock; (vi) W. Mitt Romney, as the sole stockholder of BCPIV and as a member of the Management Committee of BCIP and BCIP Trust--5,287,428 shares of Common Stock; and (vii) Mr. Joshua Bekenstein, as the other member of the Management Committee of BCIP and BCIP Trust--727,962 shares of Common Stock. The address for each of these reporting persons is Two Copley Place, Boston, Massachusetts 02116.
(11) Pursuant to an Amendment No. 1 to Schedule 13G filed with the Commission on February 11, 1999: (i) Putnam Investments, Inc. ("PI") reported shared voting power with respect to 266,900 shares and shared dispositive power with respect to 1,513,400 shares; (ii) Putnam Investment Management, Inc. ("PIM") reported shared dispositive power with respect to 1,099,800 shares; (iii) The Putnam Advisory Company, Inc. ("PAC") reported shared voting power with respect to 266,900 shares and shared dispositive power with respect to 413,600 shares; (iv) Putnam Health Services Trust ("PHST") reported shared dispositive power with respect to 984,370 shares; and (v) Marsh & McLennan Companies, Inc. ("MMC"), as the parent holding company of PI, was listed as a reporting person in the Schedule 13G but did not report beneficial ownership with respect to any shares. The address for PIM, PAC and PHST is the same as the address for PI listed in the table above. The address for MMC is 1166 Avenue of the Americas, New York, New York 10036.
(12) Pursuant to a Schedule 13G filed with the Commission on February 12, 1999: (i) Suzanne Zak, the chief executive officer of Zak Capital, Inc. and the managing member of the general partner of Zak Minotaur Fund, L.P., reported the shared power to vote and to dispose of 1,176,190 shares; (ii) Zak Capital, Inc. reported the shared power to vote and to dispose of 1,150,490 shares; and (iii) Zak Minotaur Fund, L.P. reported the shared power to vote and to dispose of 25,700 shares. The address for Zak Capital, Inc. and Zak Minotaur Fund, L.P. is the same as the address listed for Suzanne Zak in the table above.
(13) Pursuant to a Schedule 13G filed with the Commission on February 8, 1999, The Northwestern Mutual Life Insurance Company reported the sole power to vote and to dispose of 422,200 shares and the shared power to vote and to dispose of 607,100 shares.

                      COMPENSATION OF EXECUTIVE OFFICERS

GENERAL

  Executive officers of the Company are elected by and serve at the discretion of the Board. The following table sets forth information concerning the compensation paid or accrued for the years ended December 31, 1998, 1997 and 1996 for the Chief Executive Officer and each of the four other most highly compensated executive officers of the Company as of the end of the last fiscal year (the "Named Executives").

                          SUMMARY COMPENSATION TABLE

                                                                  LONG TERM
                                                                 COMPENSATION
                                     ANNUAL COMPENSATION            AWARDS
                             ----------------------------------- ------------
                                                    OTHER ANNUAL  SECURITIES   ALL OTHER
                                            BONUS   COMPENSATION  UNDERLYING  COMPENSATION
NAME AND PRINCIPAL POSITION  YEAR  SALARY    (A)        (B)        OPTIONS        (C)
---------------------------  ---- -------- -------- ------------ ------------ ------------
Kevin J. Ryan.............   1998 $250,008 $584,625    $ --         25,000       $4,466
  Chairman, President and
   Chief                     1997  250,008  477,125      --         32,000        2,275(e)
  Executive Officer          1996  250,008  590,000      --        126,398        1,800(e)
Edward J. Kelley..........   1998 $175,000 $414,038    $ --         15,000       $2,018
  Chief Financial Officer    1997  175,000  338,713      --         25,000          717(e)
  and Vice President, Fi-
   nance                     1996  175,000  417,500      --         35,800          688(e)
Lawrence L. Chapoy........   1998 $146,100 $213,993    $ --          5,000       $2,423
  Vice President, Research   1997  146,100  176,888      --          5,000        1,143(e)
  & Development              1996  146,100  216,228      --          5,592          841(e)
Daniel M. Roussel.........   1998 $134,341 $179,308    $ --          6,000       $  --
  Vice President, Europe     1997  120,622  144,432      --          5,000          --
                             1996  133,843  184,703      --         15,621          --
Thomas F. Steiner.........   1998 $140,000 $205,058    $ --          6,000       $1,557
  Vice President, Market-
   ing                       1997  140,000  169,502      --          5,000          746(e)
                             1996  120,000  177,600      --         16,103          668(e)

--------
(a) Reflects bonuses received by such Named Executives under the Company's Management Bonus Plan as a result of the Company meeting certain performance targets in such fiscal year. Bonuses for 1998 also include payments made under the Company's profit sharing plan in the following amounts: Mr. Ryan-- $16,000; Mr. Kelley--$16,000; Mr. Chapoy--$14,610; and
    Mr. Steiner--$14,000. In 1997, such payments were as follows: Mr. Ryan-- $15,750; Mr. Kelley--$15,750; Mr. Chapoy--$14,610; and Mr. Steiner--
    $14,000. In 1996, such payments were as follows: Mr. Ryan--$15,000; Mr. Kelley--$15,000; Mr. Chapoy--$14,610; and Mr. Steiner--$12,000. Mr.
    Roussel is not eligible to participate in such plan.
(b) None of the perquisites and other benefits paid to each Named Executive in 1998, 1997 or 1996 exceeded the lesser of $50,000 or 10% of the total annual salary and bonus received by such Named Executive during that year.

(c) Reflects premium payments made by the Company on behalf of such Named Executives for life and long-term disability insurance as follows:

                                                                      LONG-TERM
                                                                      DISABILITY
   NAME                                           YEAR LIFE INSURANCE INSURANCE
   ----                                           ---- -------------- ----------
   Kevin J. Ryan................................. 1998     $4,050        $416
                                                  1997      1,800         475
                                                  1996      1,800         --
   Edward J. Kelley.............................. 1998     $1,728        $290
                                                  1997        435         282
                                                  1996        435         253
   Lawrence L. Chapoy............................ 1998     $2,180        $243
                                                  1997        865         278
                                                  1996        554         282
   Thomas F. Steiner............................. 1998     $1,325        $232
                                                  1997        518         228
                                                  1996        403         265

OPTION GRANTS IN LAST FISCAL YEAR

  The following table sets forth information regarding stock options granted by the Company to the Named Executives during the Company's last fiscal year:

                                                                                      POTENTIAL REALIZABLE
                                                                                        VALUE AT ASSUMED
                           NUMBER OF                                                  ANNUAL RATES OF STOCK
                           SECURITIES   % OF TOTAL  EXERCISE    MARKET               PRICE APPRECIATION FOR
                           UNDERLYING     OPTIONS    OR BASE   PRICE ON                  OPTION TERM(D)
                            OPTIONS     GRANTED IN    PRICE      DATE     EXPIRATION -----------------------
                         GRANTED (#)(A) FISCAL YEAR ($/SHARE) OF GRANT(B)  DATE(C)     5% ($)      10% ($)
                         -------------- ----------- --------- ----------- ---------- ----------- -----------
Kevin J. Ryan...........     25,000        4.5%      $20.50     $20.50     11/9/08   $   322,250 $   811,750
Edward J. Kelley........     15,000        2.7%       20.50      20.50     11/9/08       193,350     490,050
Lawrence L. Chapoy......      5,000        0.9%       20.50      20.50     11/9/08        64,450     163,350
Daniel M. Roussel.......      6,000        1.1%       20.50      20.50     11/9/08        77,340     196,020
Thomas F. Steiner.......      6,000        1.1%       20.50      20.50     11/9/08        77,340     196,020

--------
(a) Options vest in four equal annual installments beginning on the first anniversary of the date of grant. The grant date of such options was November 9, 1998.
(b) Market price was determined based on the last reported sale price of the Common Stock as reported by the Nasdaq National Market.
(c) Options will expire the earlier of 30 days after the date of termination or November 9, 2008.
(d) Amounts reflect certain assumed rates of appreciation set forth in the executive compensation disclosure rules of the Commission. Actual gains, if any, on stock option exercises depend on future performance of the Company's stock and overall market conditions. At an annual rate of appreciation of 5% per year for the option term, the price of the Common Stock would be approximately $33.39 per share. At an annual rate of appreciation of 10% per year for the option term, the price of the Common Stock would be approximately $53.17 per share.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
VALUES

  The following table sets forth information for the Named Executives concerning stock option exercises during the Company's last fiscal year and options outstanding at the end of the last fiscal year:

                                                        NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                                                       UNDERLYING UNEXERCISED     IN-THE-MONEY OPTIONS
                                                        OPTIONS AT FY-END (#)       AT FY-END ($)(A)
                         SHARES ACQUIRED    VALUE     ------------------------- -------------------------
NAME                     ON EXERCISE (#) REALIZED ($) UNEXERCISABLE/EXERCISABLE UNEXERCISABLE/EXERCISABLE
----                     --------------- ------------ ------------------------- -------------------------
Kevin J. Ryan...........     50,000       $1,683,014       146,904/979,696       $4,076,586/$27,186,564
Edward J. Kelley........     41,000        1,268,954        53,331/156,439       $1,479,935/$ 4,341,182
Lawrence J. Chapoy......      8,952          301,245         17,702/56,076       $  491,231/$ 1,556,109
Daniel M. Roussel.......          0                0        27,652/133,238       $  767,343/$ 3,697,355
Thomas F. Steiner.......      7,000          216,039         23,176/90,624       $  643,134/$ 2,514,816

--------
(a) Fair market value of the Common Stock was determined based on the last reported sale price of the Common Stock as reported by the Nasdaq National Market on December 31, 1998 which was $27.75 per share.

EMPLOYMENT AGREEMENTS

  On June 28, 1995, the Company and Kevin J. Ryan entered into an employment agreement (the "Employment Agreement"), pursuant to which Mr. Ryan agreed to serve as President and Chief Executive Officer of the Company for a period that will end with Mr. Ryan's resignation, death or disability, or upon termination by the Company, with or without cause. Under the Employment Agreement, Mr. Ryan will receive: (i) an annual base salary equal to at least $250,000; (ii) an annual bonus based on the Company's achievement of certain targeted operating results; and (iii) certain fringe benefits. If Mr. Ryan's employment is terminated by the Company without cause (as defined therein), he will be entitled to receive his base salary and fringe benefits for 12 months following such termination in addition to his bonus for the year in which his employment was terminated, pro rated based on the number of days elapsed in the year, if he would have otherwise been entitled to receive such bonus had he not been terminated. Mr. Ryan has agreed not to compete with the Company for a period of one year following his termination of employment with the Company and not to disclose any confidential information at any time without the prior written consent of the Company.

  On June 28, 1995, Edward J. Kelley entered into an employment agreement with the Company containing substantially similar terms as those described above. Under such agreement, Mr. Kelley has agreed to serve as the Chief Financial Officer of the Company for (i) an annual base salary equal to at least $175,000; (ii) an annual bonus based on the Company's achievement of certain targeted operating results; and (iii) certain fringe benefits.

MANAGEMENT BONUS PLAN

  In November 1997, the Board adopted the Wesley Jessen Corporation Professional Incentive Plan for calendar year 1998 (the "Bonus Plan"). Under the Bonus Plan, participants are eligible to earn an annual bonus upon the achievement by the Company of a specified level of earnings per share. The annual bonus is equal to a specified percentage of a participant's annual salary (the "Target Percentage"), subject to increase based on achievement beyond targeted levels. Bonuses under the Bonus Plan are not subject to any cap. Approximately 140 employees participated in the Bonus Plan for 1998, including each of the Named Executives.

STOCK INCENTIVE PLAN

  A detailed description of the Incentive Plan is set forth under the caption "Proposal No. 2--Amendment to the Stock Incentive Plan".

EMPLOYEE STOCK DISCOUNT PURCHASE PLAN

  The Wesley Jessen VisionCare, Inc. Employee Stock Discount Purchase Plan, including a substantially identical plan for international employees (the "Employee Stock Purchase Plan") was established to give employees desiring to do so a convenient means of purchasing shares of Common Stock through payroll deductions. The Employee Stock Purchase Plan provides an incentive to participate by permitting purchases at a discounted price. The Company believes that ownership of stock by employees will foster greater employee interest in the success, growth and development of the Company. As of March 1, 1999, an aggregate of 93,458 shares of Common Stock have been issued under the Employee Stock Purchase Plan.

  Subject to certain restrictions, each employee of the Company is eligible to participate in the Employee Stock Purchase Plan. Participation is discretionary with each eligible employee. The Company has reserved 500,000 shares of Common Stock for issuance in connection with the Employee Stock Purchase Plan. Each eligible employee is entitled to purchase a maximum of 125 shares per quarter. Elections to participate can be made at any time and purchases of stock are made on a quarterly basis. Each participating employee contributes to the Employee Stock Purchase Plan by choosing a payroll deduction in any specified amount, with a minimum deduction of $10 per payroll period. A participating employee may increase or decrease the amount of such employee's payroll deduction, including a change to a zero deduction at any time. Elected contributions are credited to participants' accounts at the end of each calendar month. In addition, employees may make lump sum contributions at the end of the quarter to enable them to purchase the maximum number of shares available for purchase during the plan year.

  Each participating employee's contributions are used to purchase shares for the employee's share account within 15 days after the last day of each calendar month. The cost per share is 85% of the lower of the closing price of the Company's Common Stock on the Nasdaq National Market on the first or the last day of the calendar month. The number of shares purchased on each employee's behalf and deposited in his/her share account is based on the amount accumulated in such participant's cash account and the purchase price for shares with respect to any month. Shares purchased under the Employee Stock Purchase Plan carry full rights to receive dividends declared from time to time. Under the Employee Stock Purchase Plan, any dividends attributable to shares in the employee's share account are automatically used to purchase additional shares for such employee's share account. Share distributions and share splits are credited to the participating employee's share account as of the record date and effective date, respectively. A participating employee has full ownership of all shares in such employee's share account and may withdraw them for sale or otherwise at any time. Subject to applicable federal securities and tax laws, the Board has the right to amend or to terminate the Employee Stock Purchase Plan. Amendments to the Employee Stock Purchase Plan will not affect a participating employee's right to the benefit of the contributions made by such employee prior to the date of any such amendment. In the event the Employee Stock Purchase Plan is terminated, the Committee is required to distribute all shares held in each participating employee's share account plus an amount of cash equal to the balance in each participating employee's cash account.

NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

  The 1997 Non-Employee Director Stock Option Plan (the "Director Option Plan") was established to encourage stock ownership by certain Directors of the Company and to provide those individuals with an additional incentive to manage the Company in the shareholders' best interests and to provide a form of compensation that will attract and retain highly qualified individuals as members of the Board. The Director Option Plan provides for the granting of options to non-employee Directors, as defined, covering an aggregate of 250,000 shares of Common Stock of the Company, subject to certain adjustments reflecting changes in the Company's capitalization. To date, options to purchase an aggregate of 68,000 shares of Common Stock have been granted under the Director Option Plan. Options to acquire an additional 12,000 shares of Common Stock will be granted on the date of the Annual Meeting.

  The Committee or the full Board is authorized under the Director Option Plan to make discretionary grants of options and determine the terms and conditions of such options. In addition, the Director Option Plan provides for an initial one-time grant of options to purchase 10,000 shares of Common Stock to each non-employee Director serving as a member of the Board upon the effectiveness of the Director Option Plan or to any new non-employee Director upon being elected to the Board. The Director Option Plan also provides that each nonemployee Director shall automatically be entitled to options to purchase 2,000 shares of Common Stock upon each anniversary of such Director's election to the Board (which will be granted at the Company's next annual meeting of stockholders following such anniversary). The Director Option Plan requires that the exercise price for each option granted under the plan must equal 100% of the fair market value of the Company's Common Stock on the date the option is granted. The initial one-time grants are immediately exercisable and the annual grants will vest in three equal installments commencing on the first anniversary of the grant date. Nothing contained in the Director Option Plan or any agreement to be executed pursuant to the Director Option Plan will obligate the Company, its Board or its stockholders to retain an optionee as a Director of the Company.

WESLEY JESSEN RETIREMENT PLAN

  Substantially all full-time United States and Puerto Rico employees of the Company participate in the Wesley Jessen Cash Balance Pension Plan (the "Retirement Plan"), a defined benefit plan intended to qualify under Section 401(a) of the Code. The Retirement Plan became effective on January 1, 1996. The Retirement Plan is a cash balance plan whereby each participant's benefits are determined based on annual pay credits and interest credits made to each participant's account. In general, a participant becomes vested under the Retirement Plan upon completion of five years of service.

  Annual pay credits range from 3.0% to 8.0% of compensation, depending on a participant's length of service with the Company. Compensation refers to pension eligible earnings of a participant under the Retirement Plan (up to $160,000 for 1998, as limited by the Code), including all direct compensation paid to participants plus any pretax deferrals.

  Interest credits are based on a participant's account balance on the first day of each calendar year and the plans interest credit rate. This interest credit rate is determined for each calendar year and equals the value as of December of the immediately preceding calendar year of the average yield on 1-year Treasury bills.

  No pay or interest credits are granted under the Retirement Plan for periods of employment prior to June 29, 1995. However, service is calculated from date of hire for the purpose of determining the level of pay credit for the plan year, subject to bridging service for participants from certain acquired entities. The normal retirement age under the plan is age 65. Benefits are computed on a straight line basis. The Company contributes actuarially determined amounts to fund benefits under the Retirement Plan within regulatory minimum requirements and maximum tax deductible limits.

  The aggregate estimated annual benefits payable from the Retirement Plan to Messrs. Ryan, Kelley, Chapoy and Steiner upon normal retirement age is $23,395, $54,637, $14,672 and $38,125, respectively. Mr. Roussel is not eligible to participate in the Retirement Plan. Messrs. Ryan, Kelley. Chapoy and Steiner currently have approximately 15 (including 12 years of service with acquired entities), 20 (including 17 years of service with acquired entities), 5 and 15 years of credited service, respectively, under the Retirement Plan.

  There is a supplemental benefit payable to Mr. Ryan pursuant to a Supplemental Executive Retirement Plan (SERP) earned during his employment with Barnes-Hind and Revlon Visioncare, the obligation for which was assumed by the Company as a result of the acquisition of PBH. The estimated annual benefit payable to Ryan upon normal retirement age is equal to $30,480.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  This Compensation Committee report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

  The following report has been submitted by the Compensation Committee of the
Board:

  The Compensation Committee was established by the Board in February 1997 in connection with the IPO. The Compensation Committee is currently comprised of Messrs. Pagliuca, Levine and Ryan.

  The Compensation Committee is responsible (i) for reviewing the recommendations of the Company's Chief Executive Officer on compensation levels of all other officers of the Company and (ii) adopting and changing compensation policies and practices of the Company and to report its recommendations to the full Board. In addition, the Compensation Committee is responsible for the administration of the Company's stock plans. In reviewing the Company's compensation programs, the Compensation Committee adheres to a compensation philosophy that (i) attracts and retains qualified executives who will add to the long-term success of the Company, (ii) relates to the achievement of operational and strategic objectives, and (iii) is commensurate with each executive's performance, level of responsibility and overall contribution to the success of the Company. In making its recommendations to the full Board concerning adjustments to compensation levels, the Compensation Committee considers the financial condition and operational performance of the Company during the prior year. The Company's executive compensation programs consist of three principal components: (i) base salary; (ii) annual bonus; and
(iii) long-term equity incentives.

  Base Salary. The base salaries for Messrs. Ryan and Kelley in 1998 were established pursuant to their employment agreements with the Company. The terms of their respective employment agreements were determined through arms-length negotiations with representatives of Bain Capital. See "Compensation of Executive Officers--Employment Agreements." The base salary for each of the other executive officers of the Company was determined based on the expected level of responsibility of each and competitive market conditions. Such salaries were initially established by the Chief Executive Officer and subsequently approved by the full Board.

  Annual Bonus. Under their respective employment agreements, Messrs. Ryan and Kelley receive an annual bonus based on the Company's achievement of certain targeted operating results, which are established at the beginning of each year by the full Board. The level of bonus that such executive officer is eligible to earn is also established by the Board at the beginning of each year. Each of the other executive officers of the Company participated in the Bonus Plan, which enables them to earn an annual bonus based upon the Company's achievement of a specified level of earnings per share. The annual bonus was equal to a specified percentage of each participant's annual salary, which was subject to increase based on achievement beyond targeted levels. The Company achieved such levels in 1998 and, as a result, bonus payments were awarded by the Board under the Bonus Plan for 1998.

  Long-Term Equity Incentives. All of the executive officers of the Company (other than Mr. Althisar) participated in the acquisition of the Company from Schering-Plough in 1995. In that capacity, each purchased shares of Common Stock at the same price paid by Bain Capital and was granted options to purchase Common Stock. As a result of such participation, the executive officers of the Company own a significant equity interest in the Company. Therefore, to a large extent, the interests of the Company's executive officers are already aligned with those of its stockholders since the value of management's holdings is tied directly to the market price of the Company's Common Stock.

  Prior to the completion of the IPO, the Company adopted the 1997 Stock Plan. Under the 1997 Stock Plan, the Board or the Compensation Committee, as the case may be, was granted broad authority to award equity based compensation arrangements to any eligible employee, consultants or advisors of the Company. An aggregate of 800,000 shares of Common Stock were reserved for issuance upon the exercise of awards granted to eligible participants under the 1997 Stock Plan. Since the ultimate value of stock options bear a direct relationship to market price of the Common Stock, the Committee believes that awards under the 1997 Stock Plan are an effective incentive for the Company's management to create value for the Company's stockholders. As of December 31, 1998, there were outstanding options to purchase an aggregate of 552,800 shares of Common Stock that had been granted by the Board under the Incentive Plan.

  The foregoing report has been approved by all members of the Compensation Committee.

                                          Sol Levine, Chairman
                                          Stephen G. Pagliuca
                                          Kevin J. Ryan

                               PERFORMANCE GRAPH

  The following graph compares the Company's cumulative total stockholder return since the Common Stock became publicly traded on February 12, 1997 with the Nasdaq Composite Index and the Standard & Poor's Midcap 400 Index. At this time, the Company does not believe it can reasonably identify an industry peer group and, therefore, the Company has instead selected the Standard & Poor's Midcap 400 Index, which includes companies with similar market capitalizations to that of the Company. The graph assumes that the value of the investment in the Company's Common Stock at its initial public offering price of $15.00 per share and each index was $100.00 on February 12, 1997.

     COMPARISON OF THE COMPANY'S COMMON STOCK, NASDAQ COMPOSITE INDEX AND
                      STANDARD & POOR'S MIDCAP 400 INDEX


                           FEBRUARY 12, 1997 DECEMBER 31, 1997 DECEMBER 31, 1998
                           ----------------- ----------------- -----------------
Wesley Jessen VisionCare,
 Inc.....................        $100              $260              $185
Nasdaq Composite Index...        $100              $116              $162
Standard & Poor's Midcap
 400 Index...............        $100              $125              $147

       SUBMISSION OF STOCKHOLDERS' PROPOSALS AND ADDITIONAL INFORMATION

  Proposals of stockholders intended to be eligible for inclusion in the Company's proxy statement and proxy card relating to the 2000 annual meeting of stockholders of the Company must be received by the Company on or before the close of business December 23, 1999. Such proposals should be submitted by certified mail, return receipt requested.

  The By-Laws provide that a stockholder wishing to present a nomination for election of a director or to bring any other matter before an annual meeting of stockholders must give written notice to the Company's Secretary not less than 60 days nor more than 90 days prior to the first anniversary of the previous year's annual meeting (provided that in the event that date of the annual meeting is changed by more than 30 days from such anniversary date, notice by the stockholders must be received no later than the close of business on the tenth day of the public announcement of such meeting) and that such notice must meet certain other requirements. As a result, stockholders who intend to present a proposal at the 2000 annual meeting without inclusion of such proposal in the Company's proxy materials are required to provide notice of such proposal no later than March 27, 2000 (assuming the date of next year's annual meeting is not changed by more than 30 days). The Company's proxy related to the 2000 annual meeting will give discretionary voting authority to the proxy holders to vote with respect to any such proposal that is received by the Company after such date. Any stockholder interested in making such a nomination or proposal should request a copy of the provisions of the By-Laws from the Secretary of the Company.

  THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH PERSON WHOSE PROXY IS BEING SOLICITED, UPON WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF THE ANNUAL REPORT ON FORM 10-K OF THE COMPANY FOR THE FISCAL YEAR ENDED DECEMBER 31, 1998, AS FILED WITH THE COMMISSION, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO. REQUESTS FOR COPIES OF SUCH ANNUAL REPORT ON FORM 10-K SHOULD BE DIRECTED TO THE RONALD J. ARTALE, VICE PRESIDENT AND CONTROLLER, WESLEY JESSEN VISIONCARE, INC., 333 EAST HOWARD AVENUE, DES PLAINES, ILLINOIS 60018-5903.

                                 OTHER MATTERS

  The Company will bear the costs of soliciting proxies from its stockholders. In addition to the use of the mails, proxies may be solicited by the Directors, officers and employees of the Company by personal interview, telephone or telegram. Such Directors, officers and employees will not be additionally compensated for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of Common Stock held of record by such persons, and the Company will reimburse such brokerage houses, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in connection therewith.

  The Directors know of no other matters which are likely to be brought before the Annual Meeting, but if any such matters properly come before the meeting the persons named in the enclosed proxy, or their substitutes, will vote the proxy in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          [EDWARD J. KELLEY SIG LOGO]
                                          Edward J. Kelley
                                          Secretary

April 22, 1999

  IT IS IMPORTANT THAT THE PROXIES BE RETURNED PROMPTLY. EVEN IF YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE PROMPTLY COMPLETE, SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                        WESLEY JESSEN VISIONCARE, INC.

                                     PROXY

            ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 26, 1999

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

   The undersigned hereby constitutes and appoints Kevin J. Ryan and Ronald J. Artale, and each or any of them proxies of the undersigned, with full power of substitution, to vote all of the shares of Wesley Jessen VisionCare, Inc., a Delaware corporation (the "Company") which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Rosemont Suites Hotel, located as 5500 North River Road, Rosemont, Illinois 60018 on Wednesday, May 26, 1999, at 10:00 a.m. or any adjournment or postponement thereof, as shown on the voting side of this card.

                                                                     -----------
                                                                     SEE REVERSE
                                                                         SIDE
                                                                     -----------

                       Please date, sign and mail your
                     proxy card back as soon as possible!

                        Annual Meeting of Stockholders
                        WESLEY JESSEN VISIONCARE, INC.

                                 May 26, 1999


                Please Detach and Mail in the Envelope Provided
--------------------------------------------------------------------------------



[X]Please mark your vote as in this example.

This Proxy will be voted as specified. If a choice is not specified, this proxy will be voted FOR the nominees for Class II Directors and FOR Proposals 2 and 3.


                       FOR      WITHHELD
1. Election of ALL     [_]        [_]        Nominees:  Edward J. Kelley
   Nominees for                                         Adam W. Kirsch
   Class II                                             Sol Levine
   Directors Listed Hereon.

For all nominees listed hereon, except vote withheld from the following nominee(s):

___________________________________________

                                                        FOR   AGAINST ABSTAIN
2. Approve the adoption of an amendment to the          [_]     [_]     [_]
   Company's Stock Incentive Plan to increase the number of shares reserved for issuance thereunder by a total of 1,000,000 shares of Common Stock.

3. Ratify the appointment of PricewaterhouseCoopers     [_]     [_]     [_]
   LLP as the independent accountants of the Company for the 1999 fiscal year.

4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

This proxy should be dated, signed by the stockholder exactly as the stockholder's name appears hereon and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate.




Signature(s)_________________________________________________ Date________ 1999

Note: Please sign exactly as name(s) appear hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.